CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Commodity-Linked Capital Protected Notes due 2011	$16,651,000	$511.19

December 2007 Pricing Supplement No. 445 Registration Statement No. 333-131266 Dated December 21, 2007 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Commodities
Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices
The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in the prospectus supplement for commodity-linked capital protected notes and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus a supplemental redemption amount, if any, based on whether the basket of commodities has appreciated at all.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
FINAL TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$16,651,000
Pricing date:	December 21, 2007
Original issue date:	December 31, 2007 (5 business days after the pricing date)
Maturity date:	October 7, 2011
Principal protection:	100%
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	25%	$93.31
	Baltic Dry Index (“BDI”)	BDIY	15%	$9,236.00
	Copper-Grade A (“copper”)	LOCADY	12.5%	$6,630.00
	Special High-Grade Zinc (“zinc”)	LOZSDY	12.5%	$2,356.50
	Soybeans-CBOT (“soybeans”)	S 1	12.5%	1,177.50¢
	Wheat-CBOT (“wheat”)	W 1	12.5%	949.00¢
	S&P GSCI™ Gold Index – Excess Return (the “gold index”)	SPGCGCP	10%	$73.70211

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity prices have been, and the final average commodity prices will be, determined based on the prices published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero
Participation rate:	130%
Basket performance:	Sum of the commodity performance values of each of the basket commodities
Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:	For any trading day or index business day, as applicable:
WTI crude oil: the official settlement price per barrel
BDI: the official settlement price of the BDI
copper and zinc: the official cash offer price per metric ton soybeans and wheat: the official settlement price per bushel gold index: the official settlement price of the gold index
Initial commodity price:	The commodity price for the applicable basket commodity on the pricing date (as set forth under “Basket—Initial commodity price” above)
Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:
In respect of each basket commodity, each trading day or index business day, as applicable, during the period from and including July 1, 2011 through and including September 30, 2011 on which there is no market disruption event in respect of the applicable basket commodity.

CUSIP:	617446Z28
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100.00%	2.50%	97.50%
Total	$16,651,000	$416,275	$16,234,725
(1)  The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of the notes purchased by that investor.  The lowest price payable by an investor is $990 per note.  Please see “Syndicate Information” on page 5 for further details.
(2)  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Selected Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in the prospectus supplement for commodity-linked capital protected notes and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus a supplemental redemption amount, if any, based on whether the basket performance is positive.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term note program.

Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
December 21, 2007	December 31, 2007 (5 business days after the pricing date)	October 7, 2011

Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note (see “Syndicate Information” on page 5)
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Principal protection:	100% at maturity
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	25%	$93.31
	Baltic Dry Index (“BDI”)	BDIY	15%	$9,236.00
	Copper-Grade A (“copper”)	LOCADY	12.5%	$6,630.00
	Special High-Grade Zinc (“zinc”)	LOZSDY	12.5%	$2,356.50
	Soybeans-CBOT (“soybeans”)	S 1	12.5%	1,177.50¢
	Wheat-CBOT (“wheat”)	W 1	12.5%	949.00¢
	S&P GSCI™ Gold Index – Excess Return (the “gold index”)	SPGCGCP	10%	$73.70211

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity prices have been, and the final average commodity prices will be, determined based on the prices published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero

In the event the Baltic Dry Index is discontinued and is not replaced by a successor index, the supplemental redemption amount payable at maturity will be determined by the calculation agent using an alternate method of calculation.  See “Fact Sheet—Key Terms—Alternate method of calculating the supplemental redemption amount” on page 3.

Participation rate:	130%
Basket performance:	Sum of the commodity performance values (i.e., percentage appreciation or depreciation) of each of the basket commodities.

A depreciation of one or more basket commodities will partially or wholly offset any appreciation in any of the other basket commodities such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive the $1,000 stated principal amount at maturity.

Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:	For any trading day or index business day, as applicable:

WTI crude oil: the official settlement price per barrel of the first nearby month futures contract (or, in the case of the last trading day of the first nearby month contract, the second nearby month contract) per barrel of WTI crude oil, stated in U.S. dollars, as made public on the relevant exchange on such trading day

BDI: the official settlement price of the BDI as published by the index publisher or its successor on such index business day

December 2007	Page 2

Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices

copper: the official cash offer price per metric ton of Copper-Grade A on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange on such trading day zinc: the official cash offer price per metric ton of Special High-Grade Zinc on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange on such trading day soybeans: the official settlement price of the first nearby month futures contract (or, in the case of the last 14 trading days of the first nearby month futures contract, the second nearby month futures contract) of deliverable-grade soybeans per bushel on the relevant exchange, stated in U.S. cents, on such trading day wheat: the official settlement price of the first nearby month futures contract (or, in the case of the last 14 trading days of the first nearby month futures contract, the second nearby month futures contract) of deliverable-grade wheat per bushel on the relevant exchange, stated in U.S. cents, on such trading day gold index: the official settlement price of the gold index as published by the index publisher or its successor on such index business day
Initial commodity price:
The commodity price for the applicable basket commodity on the pricing date (as set forth under “Basket—Initial commodity price” above)
If any initial commodity price as finally determined by the relevant exchange or the index publisher or its successor differs from any initial commodity price specified in this pricing supplement, we will include the definitive initial commodity price in an amended pricing supplement.

Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:
In respect of each basket commodity, each trading day or index business day, as applicable, during the period from and including July 1, 2011 through and including September 30, 2011 on which there is no market disruption event in respect of the applicable basket commodity.

Relevant exchange:	WTI crude oil: the NYMEX Division, or its successor, of the New York Mercantile Exchange copper and zinc: London Metal Exchange
soybeans and wheat: Chicago Board of Trade
Index publisher:	BDI: Baltic Exchange gold index: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
Discontinuance of the Baltic Dry Index:
If the Baltic Exchange permanently discontinues publication of the BDI and the Baltic Exchange or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (a “successor index”), then any subsequent commodity price for the BDI will be determined by reference to such successor index.

If the Baltic Exchange permanently discontinues publication of the BDI or fails to publish the level of the BDI for ten consecutive business days, and the calculation agent determines, in its sole discretion, that no successor index is available, then the calculation agent will determine the supplemental redemption amount at maturity using an alternate method of calculation described in “Fact Sheet—Key Terms—Alternate method of calculating the supplemental redemption amount” below.

If the method of calculating the BDI is modified by the Baltic Exchange so that the value of the BDI is a fraction of what it would have been if it had not been modified, and the calculation agent, in its sole discretion, determines that such modification is not a material change in formula, then the calculation agent will adjust such index in order to arrive at a price of such index or successor index as if it had not been modified.

Alternate method of calculating the supplemental redemption amount:
If the Baltic Exchange permanently discontinues publication of the BDI or fails to publish the level of the BDI for ten consecutive business days, and the calculation agent determines, in its sole discretion, that no successor index is available, the supplemental redemption amount, if any, payable at maturity will be determined by the calculation agent solely by reference to the value (the “Alternate Value Amount”) of the embedded option on all seven basket commodities underlying the notes as of the day the Baltic Dry Index was discontinued or deemed to be discontinued on such 10th day of non-publication (the “Discontinuance Date”), plus interest accrued on the Alternate Value Amount during the remaining term of the notes from the Discontinuance Date at a rate equal to 3-month U.S. dollar LIBOR in effect on the date interest is first accrued and as determined quarterly thereafter by the calculation agent.  The Alternate Value Amount will be determined by the calculation agent and will be the greater of (i) the mean of the bid prices for such option on such day obtained from three recognized dealers and (ii) the bid price of MS & Co. or any of its affiliates.  If the calculation agent is unable to obtain three bid prices, the Alternate Value Amount will be determined by the calculation agent in its sole discretion.

Call right:	The notes are not callable prior to the maturity date.
Risk factors:	Please see “Selected Risk Factors” on page 9.

December 2007	Page 3

Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617446Z28
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Long-Term Notes.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. We have determined that the “comparable yield” is a rate of 4.8048%% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,196.0722 due at maturity.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
January 1, 2008 through June 30, 2008	$24.0240	$24.0240
July 1, 2008 through December 31, 2008	$24.6012	$48.6252
January 1, 2009 through June 30, 2009	$25.1922	$73.8174
July 1, 2009 through December 31, 2009	$25.7974	$99.6148
January 1, 2010 through June 30, 2010	$26.4171	$126.0319
July 1, 2010 through December 31, 2010	$27.0518	$153.0837
January 1, 2011 through June 30, 2011	$27.7017	$180.7854
July 1, 2011 through July 12, 2011	$15.2868	$196.0722

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

December 2007	Page 4

Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
100.00%	2.50%	<$999K
99.50%	2.00%	$1MM-$2.99MM
99.25%	1.75%	$3MM-$4.99MM
99.00%	1.50%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for commodity-linked capital protected notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

December 2007	Page 5

Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices

Payment at Maturity

At maturity, investors receive (i) $1,000 + (ii) supplemental redemption amount.

If the basket performance is:	The supplemental redemption amount will be:
Greater than zero	$1,000 x basket performance x 130%
Less than or equal to zero	$0. Investors will only receive $1,000 at maturity

Note:
As there is no cap on upside participation, there is no maximum payment on the notes.  Investors will receive 130% of any appreciation in the value of the basket. The actual participation rate will be determined on the pricing date.

If the basket performance at maturity is zero or negative, investors will only receive the stated principal amount at maturity.

See “Hypothetical Payout on the Notes” for examples of how to calculate the payment at maturity.

See “Fact Sheet—Key Terms—Alternate method of calculating the supplemental redemption amount” for the description of an alternate method of calculating the supplemental redemption amount that will be used if the Baltic Dry Index is discontinued and is not replaced by a successor index.

December 2007	Page 6

Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices

Hypothetical Payout on the Notes

Presented below are hypothetical examples showing how the payout on the notes at maturity, including the supplemental redemption amount, is calculated.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

Below is one full example of how to calculate the basket performance based on the hypothetical data in the table below.  In addition, below are examples of how to calculate the payment at maturity.  Commodity prices used in the examples below, including the initial commodity prices, are hypothetical and do not reflect the actual commodity prices.

Basket Commodity	Weighting	Hypothetical Initial Commodity Price	Hypothetical Final Average Commodity Price	Percentage Change from Hypothetical Initial Commodity Price
WTI crude oil	25%	$95	$98.80	4%
BDI	15%	$10,780	$11,499	6.67%
copper	12.5%	$6,880	$7,430.40	8%
zinc	12.5%	$2,420	$2,613.60	8%
soybeans	12.5%	1,070¢	1,155.6¢	8%
wheat	12.5%	760¢	820.8¢	8%
gold index	10%	$70	$77	10%

Basket Performance = Sum of Commodity Performance Values
[(final average WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price]  x  25%; plus
[(final average BDI price – initial BDI price) / initial BDI price]  x  15%; plus
[(final average copper price – initial copper price) / initial copper price]  x  12.5%; plus
 [(final average zinc price – initial zinc price) / initial zinc price]  x  12.5%; plus
 [(final average soybeans price – initial soybeans price) / initial soybeans price]  x  12.5%; plus
 [(final average wheat price – initial wheat price) / initial wheat price]  x  12.5%; plus
[(final average gold index price – initial gold index price) / initial gold index price]  x  10%

So, using the hypothetical prices above,
[($98.80 – $95) / $95] x 25%  =  1%; plus
[($11,499 – $10,780) / $10,780] x 15%  =  1%; plus
[($7,430.40 – $6,880) / $6,880] x 12.5%  =  1%; plus
[($2,613.60 – $2,420) / $2,420] x 12.5%  =  1%; plus
[(1,155.6¢– 1,070¢) / 1,070¢] x 12.5%  =  1%; plus
[(820.8¢– 760¢) / 760¢] x 12.5%  =  1%; plus
[($77 – $70) / $70] x 10%  =  1%

equals

basket performance   =   7%

December 2007	Page 7

Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices

EXAMPLE #1:  Basket performance is positive

Hypothetical basket performance = 10%

Participation rate = 130%

Basket Commodity	Weighting	Percentage Change from Initial Commodity Price	Commodity Performance Value
WTI crude oil	25%	12%	3%
BDI	15%	10%	1.5%
copper	12.5%	8%	1%
zinc	12.5%	12%	1.5%
soybeans	12.5%	8%	1%
wheat	12.5%	8%	1%
gold index	10%	10%	1%
		Basket Performance =	10%

Supplemental redemption amount = $1,000 x 10% x 130% = $130

The total payment at maturity per note will equal $1,130, which is the sum of the $1,000 stated principal amount per note and a supplemental redemption amount of $130.

EXAMPLE #2:  Basket performance is 0% or negative

Hypothetical basket performance = – 5%

Participation rate = 130%

Basket Commodity	Weighting	Percentage Change from Initial Commodity Price	Commodity Performance Value
WTI crude oil	25%	– 28%	– 7%
BDI	15%	10%	1.5%
copper	12.5%	8%	1%
zinc	12.5%	8%	1%
soybeans	12.5%	– 12%	– 1.5%
wheat	12.5%	– 8%	– 1%
gold index	10%	10%	1%
		Basket Performance =	– 5%

Supplemental redemption amount = $1,000 x – 5% (less than zero) x 130% = $0

In this example, the final average prices of four of the basket commodities— BDI, copper, zinc and gold index (with a combined weighting of 50% of the basket)—are higher than their respective initial prices by 10%, 8%, 8% and 10%, respectively (BDI contributes a 1.5% increase to the basket performance on a weighted basis, copper, a 1% increase, zinc, a 1% increase and the gold index, a 1% increase), but the final average prices of the three other basket commodities—WTI crude oil, soybeans and wheat (with a combined weighting of 50% of the basket)—are each lower than their respective initial prices by 28%, 12% and 8%, respectively (WTI crude oil contributes a 7% decrease to the basket performance on a weighted basis, soybeans, a 1.5% decrease and wheat, a 1% decrease).  Accordingly, although four of the basket commodities have positive performance values and three have negative performance values, the basket performance is less than zero.  Therefore, there will be no supplemental redemption amount and the total payment at maturity per note will equal only the $1,000 principal amount.

December 2007	Page 8

Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices

Selected Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket commodities.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” beginning on page S-15 of the prospectus supplement for commodity-linked capital protected notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
No interest payments and possibility of no return.  The terms of the notes differ from ordinary debt securities in that no interest will be paid.  Because the supplemental redemption amount is variable and may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security of comparable maturity.

▪
The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.  Our affiliate, MS & Co., currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

▪
Market prices of the notes will be influenced by many unpredictable factors.  The market value of the notes is affected by a variety of factors, including, (i) the price of each of the basket commodities, (ii) the volatility of the basket commodities, (iii) trends of supply and demand for each of the basket commodities at any time, (iv) interest and yield rates in the market, (v) geopolitical conditions, (vi) economic, financial, political and regulatory or judicial events that affect the basket commodities or commodities markets generally and that may affect the final average commodity prices, (vii) the time remaining to the maturity of the notes and (viii) our creditworthiness.  Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity and a sale of the notes prior to maturity may result in a loss.

▪
Values for the basket commodities may change unpredictably and affect the value of the notes in unforeseeable ways.  Investments, such as the notes, linked to the prices of commodities or the values of commodity indices, are considered speculative, and prices for commodities and related contracts and values of commodity indices may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade, fiscal, monetary and exchange control policies.  The price volatility of each basket commodity also affects the value of the forwards and forward contracts related to that commodity and, therefore, its price at any such time.  These factors may affect the values of the basket commodities and may cause the values for basket commodities to move in inconsistent directions and at inconsistent rates, which will affect the value of your notes in varying ways.

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Specific commodities prices are affected by numerous factors specific to each market. For more information on the WTI crude oil, copper, zinc and gold index, please see “Annex I—Certain Additional Commodity and Commodity Index Risks” in the accompanying prospectus supplement for commodity-linked capital protected notes. For information on the Baltic Dry Index, soybeans and wheat, please refer to the information below.

•
The Baltic Dry Index: the Baltic Dry Index is designed to measure changes in the cost of transporting dry bulk material by sea. The dry cargo freight market is sensitive to a variety of external variables, the most important of which include fleet supply, commodity demand, seasonal pressures and fuel prices. For more information on the Baltic Dry Index, please see “Annex A—The Baltic Dry Index” to this pricing supplement.

December 2007	Page 9

Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices

•
Soybeans: the price of soybeans is primarily affected by the global demand for and supply of soybeans, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture, including soybeans, specifically, and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect soybean prices such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals. Soy biodiesel, animal agriculture, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand. The United States, Argentina and Brazil are the three biggest suppliers of soybean crops.

•
Wheat: wheat is a grain commodity.  Grain prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of grain, which are driven by global grain production, population growth and economic activity.  In addition, prices for grain are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, including grains, and energy specifically and fiscal and monetary issues, more generally.  Alternative uses for grains such as energy sources or in manufacturing also drive the prices for grains.  Such alternative uses may be dependant on governmental action, such as subsidies or tariffs and technological innovation.  Extrinsic factors also affect grain prices such as natural disasters, pestilence, scientific developments, wars and political and civil upheavals.  Substitution of other commodities for grain could also impact the price of grain.

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Changes in the value of one or more of the basket commodities may offset each other.  Price movements in the basket commodities may not correlate with each other.  At a time when the price of one or more of the basket commodities increases, the price of one or more of the other basket commodities may increase to a lesser extent or may decline.  Therefore, in calculating the basket performance, increases in the value of one or more of the basket commodities may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket commodities.

▪
The final average commodity price of each basket commodity is determined on multiple determination dates.  The final average commodity price for each basket commodity is equal to the arithmetic average of the prices of the relevant basket commodity on each of the determination dates.  Due to the multiple determination dates, increases in the price of any basket commodity on one or more determination dates may be partially or entirely offset by decreases in the price of such basket commodity on other determination dates.  Even if one or more basket commodities has increased substantially on the final determination date, the final average commodity price for such basket commodity may not be higher than the initial price and, accordingly, you may not receive at maturity an amount greater than the stated principal amount for each note you hold.

▪
Investing in the notes is not equivalent to investing directly in the basket commodities.  Because the basket performance is based on the average prices of the basket commodities over the determination dates over the final three months of the term of the notes, it is possible for the final average commodity price of any of the basket commodities to be lower than the initial commodity price of such basket commodity even if the price of the basket commodity has been above the initial commodity price during the term of the notes.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Adjustments to any basket index could adversely affect the value of the notes.  The index publisher of any basket index may make methodological changes in the relevant basket index that could directly or indirectly affect the value of the index.  These actions could adversely affect the value of the notes.  In addition, the index publisher may discontinue or suspend calculation or publication of the relevant basket index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

December 2007	Page 10

Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices

▪
Alternate method of calculation in the event the BDI is discontinued. If the Baltic Exchange permanently discontinues publication of the BDI or fails to publish the level of the BDI for ten consecutive business days and the BDI is not replaced by a successor index, the supplemental redemption amount at maturity will be determined by the calculation agent using an alternate method of calculation described in more detail in “Fact Sheet—Key Terms—Alternate method of calculating the supplemental redemption amount” on page 3.  The amount payable to you determined by the calculation agent using such alternate method of calculation may be less, and significantly less, than the amount that would be payable to you based on the standard method of calculation if the BDI continued to be published.

▪	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the notes.

▪
Economic interests of the calculation agent may be potentially adverse to the investors.  MSCS, the calculation agent, is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payout to investors at maturity.

▪
Hedging and trading activity could adversely affect the prices of the underlying commodities. The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date could have increased the initial commodity prices for the basket commodities and, as a result, could have increased the prices at which the basket commodities must close on the determination dates before you would receive a payment at maturity that exceeds the stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the prices of the basket commodities, including the final average commodity prices, and, accordingly, the amount of cash you will receive upon a sale of the notes or at maturity.

December 2007	Page 11

Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices

Information about the Basket Commodities

The Baltic Dry Index.  The Baltic Dry Index is designed to measure changes in the cost of transporting dry bulk material such as grain, coal, iron ore and industrial metals by sea.  The Baltic Dry Index was developed by the Baltic Exchange and is calculated, maintained and published by the Baltic Exchange.  For additional information about the BDI, see “Annex A—The Baltic Dry Index” to this pricing supplement.

The S&P GSCITM Gold Index – Excess Return. The gold index represents only the gold component of the S&P GSCITM – ER. The value of the gold index on any given day is calculated in the same manner as the S&P GSCITM – ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights used in performing such calculations are limited to the gold futures contracts included in the gold index; and (ii) the gold index has a separate normalizing constant. For additional information, see “Annex I—Certain Additional Commodity Index Information” in the accompanying prospectus supplement for commodity-linked capital protected notes.

The S&P GSCITM – ER is described in “Annex II—Certain Additional Commodity Index Information” in the accompanying prospectus supplement for commodity-linked capital protected notes.

License Agreement between S&P and Morgan Stanley. The Standard & Poor’s® Corporation, or S&P®, and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCITM Index, which is owned and published by S&P, in connection with securities, including the notes.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes.  The Corporations make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P GSCITM Index to track general commodity market performance.  The Corporations’ only relationship to Morgan Stanley is the licensing of the S&P GSCITM Index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the S&P GSCITM Index which is determined, composed and calculated by S&P without regard to the licensee or the notes.  S&P has no obligation to take the needs of the licensee or the owners of the notes into consideration in determining, composing or calculating the S&P GSCITM Index.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE S&P GSCITM INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCITM INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCITM INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes have not been passed on by the Corporations as to their legality or suitability.  The notes are not issued, endorsed, sold or promoted by the Corporations.  THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

WTI crude oil, copper, zinc, soybeans and wheat.  For additional information on soybeans and wheat, please see “Selected Risk Factors—Specific commodities prices are affected by numerous factors specific to each market”.  For additional information about WTI crude oil, copper and zinc, see “Annex I—Certain Additional Commodity and Commodity Index Risks” in the accompanying prospectus supplement for commodity-linked capital protected notes.

December 2007	Page 12

Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices

Historical Information

The following tables set forth the published high and low official settlement prices or official cash offer prices, as applicable, as well as end-of-quarter official settlement prices or official cash offer price, as applicable, of each of the basket commodities for each quarter in the period from January 1, 2002 through December 21, 2007.  The related graphs set forth the official settlement prices or official cash offer prices, as applicable, for each of the basket commodities in the same period.  On December 21, 2007, the official settlement prices for WTI crude oil, BDI, soybeans, wheat and the gold Index were $93.31, $9,236.00, 1,177.50¢, 949.00¢ and $73.70211, respectively, and the official cash offer prices for copper and zinc were $6,630.00 and $2,356.50, respectively.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical price performance of the basket commodities should not be taken as an indication of future performance.
WTI Crude Oil (in U.S. dollars)	High	Low	Period End
2002
First Quarter	26.31	17.97	26.31
Second Quarter	29.36	23.47	26.86
Third Quarter	30.77	26.07	30.45
Fourth Quarter	32.72	25.19	31.20
2003
First Quarter	37.83	26.91	31.04
Second Quarter	32.36	25.24	30.19
Third Quarter	32.39	26.96	29.20
Fourth Quarter	33.71	28.47	32.52
2004
First Quarter	38.18	32.48	35.76
Second Quarter	42.33	34.27	37.05
Third Quarter	49.90	38.39	49.64
Fourth Quarter	55.17	40.71	43.45
2005
First Quarter	56.72	42.12	55.40
Second Quarter	60.54	46.80	56.50
Third Quarter	69.81	56.72	66.24
Fourth Quarter	65.47	56.14	61.04
2006
First Quarter	68.35	57.65	66.63
Second Quarter	75.17	66.23	73.93
Third Quarter	77.03	60.46	62.91
Fourth Quarter	63.72	55.81	61.05
2007
First Quarter	66.03	50.48	65.87
Second Quarter	70.68	61.47	70.68
Third Quarter	83.32	69.26	81.66
Fourth Quarter (through December 21, 2007)	98.18	79.02	93.31

December 2007	Page 13

Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices

Baltic Dry Index (in U.S. dollars)	High	Low	Period End
2002
First Quarter	1,086.00	882.00	1,082.00
Second Quarter	1,104.00	978.00	1,005.00
Third Quarter	1,367.00	962.00	1,367.00
Fourth Quarter	1,739.00	1,334.00	1,738.00
2003
First Quarter	1,940.00	1,530.00	1,939.00
Second Quarter	2,337.00	1,943.00	2,125.00
Third Quarter	2,993.00	2,123.00	2,993.00
Fourth Quarter	4,765.00	3,138.00	4,765.00
2004
First Quarter	5,681.00	4,757.00	4,822.00
Second Quarter	4,763.00	2,622.00	3,005.00
Third Quarter	4,233.00	3,115.00	4,105.00
Fourth Quarter	6,208.00	4,112.00	4,598.00
2005
First Quarter	4,880.00	4,175.00	4,637.00
Second Quarter	4,835.00	2,510.00	2,521.00
Third Quarter	3,073.00	1,747.00	2,907.00
Fourth Quarter	3,370.00	2,407.00	2,407.00
2006
First Quarter	2,798.00	2,033.00	2,496.00
Second Quarter	2,964.00	2,364.00	2,964.00
Third Quarter	4,279.00	2,849.00	3,944.00
Fourth Quarter	4,407.00	3,931.00	4,397.00
2007
First Quarter	5,388.00	4,219.00	5,388.00
Second Quarter	6,688.00	5,254.00	6,278.00
Third Quarter	9,474.00	6,201.00	9,474.00
Fourth Quarter (through December 21, 2007)	11,039.00	9,236.00	9,236.00

December 2007	Page 14

Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices

Copper (in U.S. dollars)	High	Low	Period End
2002
First Quarter	1,650.50	1,421.00	1,623.00
Second Quarter	1,689.50	1,551.00	1,654.00
Third Quarter	1,667.50	1,434.50	1,434.50
Fourth Quarter	1,649.50	1,429.00	1,536.00
2003
First Quarter	1,728.00	1,544.50	1,587.50
Second Quarter	1,711.50	1,564.00	1,644.00
Third Quarter	1,824.50	1,638.00	1,794.00
Fourth Quarter	2,321.00	1,790.50	2,321.00
2004
First Quarter	3,105.50	2,337.00	3,067.50
Second Quarter	3,170.00	2,554.00	2,664.50
Third Quarter	3,140.00	2,700.00	3,140.00
Fourth Quarter	3,287.00	2,835.00	3,279.50
2005
First Quarter	3,424.50	3,072.00	3,408.00
Second Quarter	3,670.00	3,113.00	3,597.00
Third Quarter	3,978.00	3,444.00	3,949.00
Fourth Quarter	4,650.00	3,905.00	4,584.50
2006
First Quarter	5,527.50	4,537.00	5,527.50
Second Quarter	8,788.00	5,561.00	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter	6,940.00	5,225.50	6,940.00
Second Quarter	8,225.00	6,916.00	7,650.00
Third Quarter	8,210.00	6,960.00	8,165.00
Fourth Quarter (through December 21, 2007)	8,301.00	6,272.00	6,630.00

December 2007	Page 15

Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices

Zinc (in U.S. dollars)	High	Low	Period End
2002
First Quarter	842.50	759.00	825.50
Second Quarter	829.00	745.50	796.50
Third Quarter	829.00	725.50	735.50
Fourth Quarter	823.50	737.50	749.50
2003
First Quarter	810.50	755.00	763.00
Second Quarter	809.00	741.00	783.50
Third Quarter	863.00	781.00	825.00
Fourth Quarter	1008.00	834.00	1,008.00
2004
First Quarter	1,155.50	1,002.00	1,086.50
Second Quarter	1,125.00	967.00	967.00
Third Quarter	1,079.00	943.00	1,079.00
Fourth Quarter	1,270.00	1,004.50	1,270.00
2005
First Quarter	1,430.00	1,197.50	1,349.00
Second Quarter	1,365.50	1,216.00	1,223.00
Third Quarter	1,439.00	1,165.00	1,411.00
Fourth Quarter	1,915.00	1,405.00	1,915.00
2006
First Quarter	2,690.50	1,912.00	2,690.50
Second Quarter	3,990.00	2,710.00	3,260.00
Third Quarter	3,671.50	3,125.50	3,360.00
Fourth Quarter	4,619.50	3,369.50	4,331.00
2007
First Quarter	4,115.50	3,050.00	3,280.50
Second Quarter	4,120.00	3,205.50	3,301.00
Third Quarter	3,820.00	2,700.00	3,059.00
Fourth Quarter (through December 21, 2007)	3,161.00	2,214.00	2,356.50

December 2007	Page 16

Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices

Soybeans (in U.S. cents)	High	Low	Period End
2002
First Quarter	476.25	418.00	476.25
Second Quarter	536.50	456.50	536.50
Third Quarter	602.00	534.75	545.75
Fourth Quarter	580.50	523.50	569.50
2003
First Quarter	589.50	549.00	574.50
Second Quarter	648.75	573.75	621.25
Third Quarter	683.25	532.50	677.25
Fourth Quarter	800.00	678.00	789.00
2004
First Quarter	1,055.75	787.50	995.00
Second Quarter	1,053.50	806.00	893.00
Third Quarter	979.50	523.50	527.00
Fourth Quarter	561.25	502.00	547.75
2005
First Quarter	681.00	499.50	627.50
Second Quarter	744.50	603.75	651.75
Third Quarter	723.00	557.50	573.25
Fourth Quarter	613.00	554.00	602.00
2006
First Quarter	621.00	562.00	571.50
Second Quarter	609.00	555.25	594.75
Third Quarter	608.50	527.25	547.50
Fourth Quarter	688.00	542.50	683.50
2007
First Quarter	783.75	653.50	761.25
Second Quarter	855.25	709.75	850.00
Third Quarter	1,009.00	799.25	991.25
Fourth Quarter (through December 21, 2007)	1,177.50	925.50	1,177.50

December 2007	Page 17

Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices

Wheat (in U.S. cents)	High	Low	Period End
2002
First Quarter	308.25	267.25	285.00
Second Quarter	307.00	256.00	307.00
Third Quarter	416.00	313.00	396.50
Fourth Quarter	415.75	325.00	325.00
2003
First Quarter	337.00	279.25	286.75
Second Quarter	338.75	275.50	301.75
Third Quarter	383.50	298.25	360.25
Fourth Quarter	405.75	325.50	377.00
2004
First Quarter	422.75	355.00	408.00
Second Quarter	416.50	337.50	338.00
Third Quarter	341.00	299.50	306.75
Fourth Quarter	322.25	283.50	307.50
2005
First Quarter	368.00	287.75	331.00
Second Quarter	339.50	296.50	321.50
Third Quarter	352.25	301.50	346.25
Fourth Quarter	348.75	293.00	339.25
2006
First Quarter	376.00	322.50	347.75
Second Quarter	426.25	342.00	371.50
Third Quarter	445.50	359.75	443.00
Fourth Quarter	542.50	439.50	501.00
2007
First Quarter	489.50	438.00	438.00
Second Quarter	609.00	419.00	582.00
Third Quarter	939.00	569.50	939.00
Fourth Quarter (through December 21, 2007)	973.50	748.00	949.00

December 2007	Page 18

Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices

Gold Index (in U.S. dollars)	High	Low	Period End
2002
First Quarter	33.70	30.91	33.52
Second Quarter	36.17	33.06	34.53
Third Quarter	35.75	33.27	35.53
Fourth Quarter	38.11	34.00	37.95
2003
First Quarter	41.29	35.45	36.53
Second Quarter	40.37	34.94	37.47
Third Quarter	41.84	37.03	41.59
Fourth Quarter	44.82	39.84	44.70
2004
First Quarter	45.85	42.09	45.79
Second Quarter	45.84	40.08	41.90
Third Quarter	44.52	41.28	44.52
Fourth Quarter	48.26	43.91	46.22
2005
First Quarter	46.86	43.45	44.95
Second Quarter	45.93	43.28	45.29
Third Quarter	48.63	43.54	48.27
Fourth Quarter	53.87	46.80	52.60
2006
First Quarter	58.91	53.50	58.40
Second Quarter	71.82	55.84	60.72
Third Quarter	65.83	56.30	58.34
Fourth Quarter	62.42	54.72	61.00
2007
First Quarter	65.31	58.03	62.73
Second Quarter	65.25	59.89	60.46
Third Quarter	68.37	59.98	68.37
Fourth Quarter (through December 21, 2007)	76.35	67.07	73.70

December 2007	Page 19

Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for commodity-linked capital protected notes) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for commodity-linked capital protected notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for commodity-linked capital protected notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

Terms used in this pricing supplement are defined in the prospectus supplement for commodity-linked capital protected notes or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

December 2007	Page 20

Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices

Annex A
The Baltic Dry Index

We have derived all information contained in this pricing supplement regarding the Baltic Dry Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Baltic Exchange.  The Baltic Dry Index was developed by the Baltic Exchange and is calculated, maintained and published by the Baltic Exchange.  We make no representation or warranty as to the accuracy or completeness of such information.

The Baltic Dry Index (“BDI” or “Index”) is a leading indicator of the global dry cargo freight market, designed to measure changes in the cost of transporting dry bulk material such as grain, coal, iron ore and industrial metals by sea.  The BDI is an equally-weighted composite index of four sub-indices devoted to different sizes of dry bulk carriers (Baltic Capesize Index, Baltic Panamax Index, Baltic Supramax Index and Baltic Handysize Index), which together cover approximately 30 shipping routes measured on a timecharter ($/day) or voyage ($/tonne) basis.  The Index was first published on November 1, 1999 as the successor to the Baltic Freight Index which commenced publication on January 4, 1985.  You can obtain the level of the Baltic Dry Index on the Bloomberg website at http://quote.bloomberg.com/apps/quote?ticker=bdiy&exch=IND&x=15&y=11.  The Bloomberg website is being provided for reference purposes only.  The level of the Index will be determined for purposes of this pricing supplement based on the prices published by the Baltic Exchange, the publisher of the Index.

The Baltic Exchange is a global marketplace of shipbrokers, ship owners and charterers, based in London, England.  The Baltic Exchange provides freight indices and route assessments and also operates as a maker of markets in freight derivatives, specifically a type of forward contract known as forward freight agreements (FFAs) that are traded over the counter.  The Freight Indices and Futures Committee (FIFC) at the Baltic Exchange is responsible for production of the BDI and other freight indices published by the Baltic Exchange, utilizing the professional assessments made by a panel of reporting shipbrokers on the prevailing open market levels.  In compiling any of the sub-indices, the FIFC selects the component routes and determines their weightings with a goal of producing a weighted basket of routes which is as representative as possible of the world’s principal bulk cargo trades for that sub-index.  The daily level of the sub-index is based on the average assessment made by all reporting panellists of the current market rate with respect to each route included in the sub-index and the applicable weighting for such route.

The publication of the BDI and other freight indices of the Baltic Exchange is governed by the following rules.

Publication

The component sub-indices of the Index and the Index will normally be published by the Baltic Exchange at approximately 1 p.m. London time on each business day.  The Baltic Exchange may delay or cancel publication of the indices and routes if considered necessary or desirable.  The Baltic Exchange provides route and index data only if it is fully satisfied that sufficient assessments from an adequate quorum of its reporting panelists have been received.  If there are not sufficient panelists able or willing to report their assessments on any route or index then the Baltic Exchange has the right not to report on that day or any subsequent days until an adequate quorum has been assembled.

The Panel

The Baltic Exchange appoints a panel of shipbroker companies from its members.  The Baltic Exchange may change the number of panelists and the composition of the panel at any time but aims to have panels consisting of at least seven panelists per index.  As of July 2007, the number of panelists on each of the four sub-indices of the BDI ranges from 12 to 22.

The Routes

The Baltic Exchange has the right to decide which routes are to be included and may alter the composition of the routes from time to time.  Since September 2002, all panelists’ returns have been included in establishing the average assessment on dry routes.  Prior to that date, both the highest and lowest returns were excluded.

Weightings

The Baltic Exchange from time to time decides the weighting applied to any route for the purpose of ascertaining its contribution to an index.

December 2007	Page 21

Commodity-Linked Capital Protected Notes due October 7, 2011
Based on the Performance of a Basket of Five Commodities and Two Commodity Indices

Weighting Factors

For the purpose of calculating the indices, the average rate for each route will be multiplied by the weighting factor for that route.  The weighting factor for each route is ascertained by the Baltic Exchange and may be adjusted by the Baltic Exchange to take account of alterations to routes or route weightings.

Alterations to the Indices

No more than one route will be removed from an index at any one time.  If a route is removed, one or more routes may be substituted for it.

The weighting of an existing route will not be altered by more than an amount equal to 25% of its existing weighting or 2.5% of the index at the date of the decision to make the alteration, whichever is the larger.  No such limitation will apply to routes that are removed from or added to an index.

Any one alteration to an index will not result in an adjustment of more than 5% in the regional or commodity composition of a given index.  The meaning of “region” and “commodity” for this purpose will be in the absolute discretion of the Baltic Exchange.

When an alteration is made, a revised set of weighting factors will be applied to the routes, so that the new index will have the same level as the old index at the date of the alteration.

The dry cargo freight market is sensitive to a variety of external variables, the most important of which include the following:

▪
Fleet supply:  The number and types of ships available have a significant impact on the dry freight market.  The recent short supply of bulk ships, even as compared to oil tankers or container ships, has driven up the dry bulk cargo rates.

▪
Commodity demand:  The level of industrial production significantly affects the dry freight market.  The pace of industrial development in China, India and other developing countries has compelled those countries to look farther for resources.

▪	Seasonal pressures: The weather has a meaningful impact on the dry cargo freight market, from the size of agricultural harvests to river levels or presence of ice in ports that can cause delays.

▪	Fuel prices: With bunker fuel accounting for between one quarter and one third of the cost of operating a vessel, oil price movements significantly affect the dry cargo freight market.

The notes are not sponsored, endorsed, sold or promoted by The Baltic Exchange.  The Baltic Exchange makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in the notes. The Baltic Exchange will not accept any liability for any loss incurred in any way whatsoever by any person who seeks to rely on the information contained herein.

December 2007	Page 22